SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

WESTERN GAS RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1127613
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

1099 18th Street, Suite 1200, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None	None
(Title of Class)	(Name of Exchange)

Item 1.	Description of Registrant's Securities to be Registered

Item 1 of Form 8-A filed by Western Gas Resources, Inc. ("Western") on March 30, 2001 relating to Preferred Stock Purchase Rights is hereby amended to provide:

On June 23, 2006, Western issued a press release announcing that it had entered into a definitive agreement and plan of merger (the "Merger Agreement") with Anadarko Petroleum Corporation ("Anadarko") and APC Merger Sub, Inc., a wholly owned subsidiary of Anadarko ("Merger Subsidiary"). Pursuant to the Merger Agreement, at the time of the Merger, Merger Subsidiary will be merged with and into Western and all shares of Western’s common stock will be canceled and converted into the right to receive $61.00 per share in cash.

In connection with the Merger Agreement, on June 22, 2006, Western and Computershare Trust Company, N.A. (successor-in-interest to Fleet National Bank (f/k/a Bank Boston, N.A.)), as rights agent (the "Rights Agent"), executed Amendment No. 1 ("Amendment No. 1") to the Rights Agreement, dated as of March 22, 2001 (the "Rights Agreement"), between Western and the Rights Agent.

Capitalized terms used below but not defined herein have the meanings assigned thereto in the Rights Agreement. Amendment No. 1 provides that (i) none of Anadarko, Merger Subsidiary or any Affiliate or Associate thereof is an Acquiring Person, and no Stock Acquisition Date, Distribution Date or event to which Section 11(a)(ii) or Section 13 of the Rights Agreement would otherwise be applicable will occur as a result of the execution or delivery of the Merger Agreement, the Company Voting Agreements (as defined in the Merger Agreement) or the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Company Voting Agreements and (ii) the Rights Agreement will terminate and the Rights will expire immediately prior to the effective time of the Merger.

The Rights Agreement is filed as Exhibit 1 to Western's Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "Commission") on March 30, 2001 and is incorporated herein by reference. Amendment No. 1 is filed as Exhibit 4.6 to Western's Current Report on Form 8-K filed with the Commission on June 23, 2006 and is incorporated herein by reference. The foregoing description of the Rights Agreement and Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits
Exhibit No.	Description

1

Rights Agreement, dated as of March 22, 2001, between Western Gas Resources, Inc. and Computershare Trust Company, N.A. (successor-in-interest to Fleet National Bank (f/k/a Bank Boston, N.A.)), as rights agent, including exhibits thereto, filed as Exhibit 1 to the Registration Statement on Form 8-A filed on March 30, 2001 by Western Gas Resources, Inc., which is incorporated herein by reference.

2

Amendment No. 1, dated as of June 22, 2006, to the Rights Agreement, by and between Western Gas Resources, Inc. and Computershare Trust Company, N.A. (successor-in-interest to Fleet National Bank (f/k/a Bank Boston, N.A.)), as rights agent, filed as Exhibit 4.6 to the Current Report on Form 8-K filed by Western Gas Resources, Inc. on June 23, 2006, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 23, 2006

WESTERN GAS RESOURCES, INC.

By:	/s/ William J. Krysiak
	Name:	William J. Krysiak
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1

Rights Agreement, dated as of March 22, 2001, between Western Gas Resources, Inc. and Computershare Trust Company, N.A. (successor-in-interest to Fleet National Bank (f/k/a Bank Boston, N.A.)), as rights agent, including exhibits thereto, filed as Exhibit 1 to the Registration Statement on Form 8-A filed on March 30, 2001 by Western Gas Resources, Inc., which is incorporated herein by reference.

2

Amendment No. 1, dated as of June 22, 2006, to the Rights Agreement, by and between Western Gas Resources, Inc. and Computershare Trust Company, N.A. (successor-in-interest to Fleet National Bank (f/k/a Bank Boston, N.A.)), as rights agent, filed as Exhibit 4.6 to the Current Report on Form 8-K filed by Western Gas Resources, Inc. on June 23, 2006, which is incorporated herein by reference.

4